Exhibit 99.2

PRESS RELEASE ANNOUNCING PRIVATE PLACEMENT

Investor and Media Contact:
Alex Wellins or Jennifer Jarman
The Blueshirt Group, for Napster
(415) 217-7722

NAPSTER COMPLETES $52 MILLION EQUITY FINANCING

LOS ANGELES, CA - January 21, 2005 - Napster, Inc. (Nasdaq: NAPS) today announced that it has entered into definitive agreements with certain accredited institutional investors relating to a private placement of 7,100,000 shares of Common Stock of the Company at a price of $7.35 per share for aggregate gross proceeds of approximately $52,185,000. The parties expect to close the private placement on or about January 24, 2005.

The proceeds will be used for the future development of the Napster business, including the upcoming launch of the Company’s Napster To Go portable subscription service and for potential acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. As part of this transaction, Napster has agreed to file a registration statement covering the investors’ resale of the shares of Common Stock sold in this offering.

This press release contains forward-looking statements regarding the anticipated closing of the private placement. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include any event that would cause the Company or the investors to breach any of their representations and warranties under the purchase agreement. Further factors that could affect the Company are described in the risk factors contained in the Company's SEC filings, including the Company's Quarterly Report on Form 10-Q filed with the SEC on November 9, 2004 and its Form 8-K filed on the date hereof. Napster assumes no obligation and does not intend to update any forward- looking statements, whether as a result of new information, future events or otherwise.

Copyright 2005 Napster, Inc. All Rights Reserved. Napster and Napster To Go are trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries.

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